EXHIBIT 99.1

Sussex Bancorp
200 Munsonhurst Road, Rt. 517
Franklin, NJ 07416
973-827-2914

FOR IMMEDIATE RELEASE

SUSSEX BANCORP ANNOUNCES THIRD QUARTER AND NINE MONTHS EARNINGS
---
DECLARES $0.07 CASH DIVIDEND

FRANKLIN, NEW JERSEY– October 18, 2007– Sussex Bancorp (NASDAQ: “SBBX”) today announced its financial results for the third quarter and nine months ending September 30, 2007.

For the quarter ended September 30, 2007, the Company earned net income of $533,000 compared to net income of $578,000 reported for the third quarter of 2006.  For the nine months ended September 30, 2007, the Company earned net income of $1,551,000 compared to net income of $1,826,000 reported for the same period last year.   Basic earnings per share for the three and nine months ended September 30, 2007 were $0.17 and $0.49 respectively, compared to $0.18 and $0.58 for the respective comparable periods of 2006.  Diluted earnings per share were $0.17 and $0.49 respectively for the three and nine months ended September 30, 2007, compared to $0.18 and $0.57 for the respective comparable periods of 2006.  The decline in net income and earnings per share reflects continued pressure on the Company’s net interest margin, as well as an increase in the Company’s provision for loan losses.

 The Company’s net interest income increased to $2,911,000 for the quarter ended September 30, 2007 from $2,852,000 for the third quarter of 2006.  The Company’s interest income increased to $5,926,000 for the quarter ended September 30, 2007 from $5,123,000 for the third quarter of 2006. The increase in interest income reflects an increase of $47.4 million in earning assets over the third quarter of 2006. The Company’s interest expense increased to $3,015,000 for the three months ended September 30, 2007 from $2,271,000 for the third quarter of 2006.  During 2007 the Company offered competitive time deposits as part of management’s overall strategy to fund new loan originations from deposits rather than borrowed funds. For the nine months ended September 30, 2007, the Company’s net interest income decreased to $8,654,000 from the $8,818,000 earned for the same period last year, as the Company’s interest expense increased more rapidly than its interest income.  For the nine months ended September 30, 2007, the Company’s interest income increased to $16,931,000 from $14,580,000 for the period ended September 30, 2006, as the Company’s average earning assets increased by $43.0 million and its yield on earning assets increased by 8 basis points.  The Company’s interest expense increased from $5,762,000 for the nine months ended September 30, 2006 to $8,277,000 for the current nine month period. The Company’s average deposits increased by $40.5 million in the first nine months of 2007 compared to the prior year, and the Company’s cost of interest bearing liabilities increased by 63 basis points.

The loan loss provision for the third quarter was $324,000 compared to $117,000 for the same period last year.  For the nine month period, the provision increased by $306,000, to $868,000. The increases in the provision in both the three and nine month periods reflect an increase in the Company’s non-performing assets and potential problem loans. At September 30, 2007, non-performing assets totaled $7,865,000 compared to $2,871,000 at September 30, 2006. In addition, at September 30, 2007, the Company had $3.4 million in loans that due to current market conditions caused management to have concerns regarding the borrowers’ continued ability to comply with their loan documents.

At September 30, 2007 the Company had total assets of $391.9 million, compared to total assets of $346.5 million at September 30, 2006.  The Company’s total loans increased $39.7 million to $293.9 million at September 30, 2007 from $254.2 million at September 30, 2006.

The Company experienced increases in non-interest income in both the current quarter and year to date periods compared to 2006.  The Company reported non-interest income of $1,468,000 and $4,289,000 for the current three and nine month periods, respectively, compared to non-interest income of $1,299,000 and $3,959,000 for the three and nine month periods ending September 30, 2006. The increases reflect holding gains on trading securities of $194,000 and $192,000 in the three and nine month periods, respectively, due the adoption of FAS 159 on January 1, 2007.

The Company’s other expenses increased in the three and nine month periods of 2007 compared to the prior year periods.  For the three month period ending September 30, 2007 other expenses increased by $94,000, or 3.0%, while other expenses increased by $312,000, or 3.3%, for the nine months ended September 30, 2007 compared to the prior year periods.

Sussex Bancorp also announced that its Board of Director’s declared a cash dividend of $0.07 per share, payable November 26, 2007 to shareholders of record as of November 5, 2007.

Sussex Bancorp is the holding company for Sussex Bank, which operates through its eight New Jersey offices and two Orange County offices and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
(Unaudited)

ASSETS	September 30, 2007	September 30, 2006	December 31, 2006

Cash and due from banks	$10,056	$12,958	$10,170
Federal funds sold	11,255	3,110	11,995
Cash and cash equivalents	21,311	16,068	22,165

Interest bearing time deposits with other banks	100	100	100
Trading securities	11,865	-	-
Securities available for sale	46,248	59,632	54,635
Federal Home Loan Bank Stock, at cost	1,358	964	1,188

Loans receivable, net of unearned income	293,906	254,211	262,276
Less: allowance for loan losses	4,098	3,166	3,340
Net loans receivable	289,808	251,045	258,936

Premises and equipment, net	8,897	7,484	7,794
Accrued interest receivable	2,046	1,638	1,910
Goodwill	2,820	2,820	2,820
Other assets	7,481	6,760	6,749

Total Assets	$391,934	$346,511	$356,297

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$38,315	$42,147	$40,083
Interest bearing	282,116	249,408	255,687
Total Deposits	320,431	291,555	295,770

Borrowings	20,213	13,264	18,251
Accrued interest payable and other liabilities	3,158	2,422	2,529
Junior subordinated debentures	12,887	5,155	5,155

Total Liabilities	356,689	312,396	321,705

Total Stockholders' Equity	35,245	34,115	34,592

Total Liabilities and Stockholders' Equity	$391,934	$346,511	$356,297

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
INTEREST INCOME
Loans receivable, including fees	$5,038	$4,374	$14,572	$12,404
Securities:
Taxable	439	365	1,239	1,067
Tax-exempt	255	263	762	783
Federal funds sold	193	120	354	315
Interest bearing deposits	1	1	4	11
Total Interest Income	5,926	5,123	16,931	14,580

INTEREST EXPENSE
Deposits	2,548	1,987	7,111	4,907
Borrowings	241	167	706	526
Junior subordinated debentures	226	117	460	329
Total Interest Expense	3,015	2,271	8,277	5,762

Net Interest Income	2,911	2,852	8,654	8,818
PROVISION FOR LOAN LOSSES	324	117	868	562
Net Interest Income after Provision for Loan Losses	2,587	2,735	7,786	8,256

OTHER INCOME
Service fees on deposit accounts	362	349	1,016	1,017
ATM and debit card fees	109	97	300	276
Insurance commissions and fees	618	600	2,136	2,021
Investment brokerage fees	26	74	239	214
Holding gains on trading securities	194	-	192	-
Gain (loss) on sale of securities, available for sale	10	-	10	-
Gain (loss) on sale of fixed assets	(1)	-	(1)	-
Other	150	179	397	431
Total Other Income	1,468	1,299	4,289	3,959

OTHER EXPENSES
Salaries and employee benefits	1,792	1,759	5,403	5,154
Occupancy, net	319	280	932	810
Furniture, equipment and data processing	372	300	1,066	875
Stationary and supplies	46	47	138	143
Professional fees	120	153	424	498
Advertising and promotion	174	110	415	440
Insurance	41	47	135	151
Postage and freight	36	52	124	164
Amortization of intangible assets	15	40	78	113
Other	369	402	1,145	1,200
Total Other Expenses	3,284	3,190	9,860	9,548

Income before Income Taxes	771	844	2,215	2,667
PROVISION FOR INCOME TAXES	238	266	664	841
Net Income	$533	$578	$1,551	$1,826

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2007			2006
	Average		Average	Average		Average
Earning Assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$24,083	$992	5.51%	$24,258	$1,056	5.82%
Taxable	34,773	1,239	4.76%	35,647	1,067	4.00%
Total securities	58,856	2,231	5.07%	59,905	2,123	4.74%
Total loans receivable (4)	278,102	14,572	7.01%	234,212	12,404	7.08%
Other interest-earning assets	9,283	358	5.16%	9,118	326	4.78%
Total earning assets	346,241	$17,161	6.63%	303,235	$14,853	6.55%

Non-interest earning assets	28,420			25,713
Allowance for loan losses	(3,626)			(2,910)
Total Assets	$371,035			$326,038

Sources of Funds:
Interest bearing deposits:
NOW	$59,130	$971	2.20%	$55,333	$885	2.14%
Money market	38,379	1,097	3.82%	29,122	845	3.88%
Savings	38,860	264	0.91%	47,571	307	0.86%
Time	132,081	4,779	4.84%	95,957	2,870	4.00%
Total interest bearing deposits	268,450	7,111	3.54%	227,983	4,907	2.88%
Borrowed funds	19,785	706	4.70%	14,274	526	4.86%
Junior subordinated debentures	8,052	460	7.54%	5,155	329	8.42%
Total interest bearing liabilities	296,287	$8,277	3.74%	247,412	$5,762	3.11%

Non-interest bearing liabilities:
Demand deposits	37,454			43,242
Other liabilities	2,252			1,902
Total non-interest bearing liabilities	39,706			45,144
Stockholders' equity	35,042			33,482
Total Liabilities and Stockholders' Equity	$371,035			$326,038

Net Interest Income and Margin (5)		$8,884	3.43%		$9,091	4.01%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets